                                                                   EXHIBIT 2.1



                         PURCHASE AND SALE AGREEMENT


                 THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 31st day of July, 1996 by and between Sunrise Development, Inc., a Virginia corporation ("Purchaser") and the other companies (other than the Escrow Agent) executing this Agreement (hereinafter referred to collectively as "Sellers" and individually as "Seller").

                                R E C I T A L S:

         I. Laing Huntcliff, L.L.C., a Georgia limited liability company ("Huntcliff Seller") is the owner of the property described on Exhibit A hereto, less and except the condominium units (the "Third-Party Huntcliff Units") listed on Exhibit A-1 hereto ("Huntcliff Summit") and including certain land appurtenant to Huntcliff Summit which is owned by Laing Land, Inc. ("Huntcliff Land").

         II. Laing Northshore, Inc., a Georgia corporation ("Northshore Seller") is the owner of the property described on Exhibit B attached hereto ("Northshore").

         III. Laing Amcare Augusta, Inc. ("Augusta Seller"), a Georgia corporation, is the owner of the property described on Exhibit C attached hereto ("Augusta Glen").

         IV. Laing Amcare Columbus, Inc. , a Georgia corporation, ("Columbus Seller") is the owner of the property described on Exhibit D attached hereto ("Brookside Glen").

         V. Laing Greenville, Inc., a Georgia corporation ("Greenville Seller") is the owner of the property described on Exhibit E attached hereto ("Glens of Greenville").

         VI. Huntcliff Summit, Northshore, Augusta Glen, Brookside Glen and Glens of Greenville (including the respective land described on the foregoing exhibits and any appurtenant easements and rights of way) are sometimes hereinafter collectively referred to as the "Facilities" and severally as a "Facility". The buildings that are part of the Facilities are hereinafter collectively referred to as the "Building". The Facilities and the Building are hereinafter collectively referred to as the "Real Properties".

         VII. Huntcliff Seller is party to the contracts (the "Third-Party Huntcliff Contracts") described on Exhibit F attached hereto pursuant to which Huntcliff Seller has, among other rights and obligations, rights and obligations with respect to the purchase of the Third-Party Huntcliff Units.

         VIII. Purchaser desires to purchase and Seller desires to sell the Real Properties on the terms and conditions set forth below.



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                 NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Sale of Real Property and Personal Property.

         Subject to the terms and conditions of this Agreement, each of the Sellers agrees to sell, convey, transfer and assign to Purchaser, and Purchaser agrees to purchase and acquire from such Seller all right, title and interest of Seller in, under and to the following assets:

         A.      Conveyance of Facilities, Leases and Personal Property.

                 (1) Huntcliff Seller agrees to sell Huntcliff Summit and the Leases (as hereinafter defined and herein so called) and the Personal Property (as hereinafter defined and herein so called) appurtenant thereto. In addition, Laing Land, Inc. agrees to sell Huntcliff Land. In the event that Huntcliff Seller desires to acquire any of the Third-Party Huntcliff Units prior to Closing other than substantially in accordance with the terms of the Guaranteed Buy Back Agreements (the " Guaranteed Buy Back Agreement"), which are listed on Exhibit F attached hereto, such acquisition shall require the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed. An acquisition by Huntcliff Seller of any Third-Party Huntcliff Unit substantially in accordance with the Guaranteed Buy Back Agreements shall not require the consent of Purchaser. Any Third-Party Huntcliff Units purchased by Huntcliff Seller prior to Closing substantially in accordance with the Guaranteed Buy Back Agreements or with the prior consent of Purchaser shall become a part of Huntcliff Summit for purposes of this Agreement.

                 (2) Northshore Seller agrees to sell Northshore and the Leases and the Personal Property appurtenant thereto.

                 (3) Augusta Seller agrees to sell Augusta Glen and the Leases and the Personal Property appurtenant thereto.

                 (4) Columbus Seller agrees to sell Brookside Glen and the Leases and Personal Property appurtenant thereto.

                 (5) Greenville Seller agrees to sell Glens of Greenville and the Leases and Personal Property appurtenant thereto.

         B. Leases Defined. "Leases" (severally a "Lease") means, with respect to any Facility, the respective Seller's right, title and interest as landlord (whether named as such therein, or by assignment or otherwise) in any leases and subleases, if any, regarding the respective Facility now existing or at any time hereafter made, and all amendments, modifications, supplements, renewals and extensions thereof, together with any refundable security deposits made by tenants of the respective Facility which are at Closing (as hereinafter





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
defined and herein so called) in the possession of the Seller. A schedule identifying each and every party leasing, at the date hereof, a portion of the Building, together with a description of the unit leased by each, the applicable lease term and the current rental amount, is attached hereto as Exhibit G.

         C. Personal Property Defined. "Personal Property" means, with respect to any Facility,

                 (1) Any furniture, fixtures, furnishings, machinery, equipment, Inventory (as hereinafter defined and herein so called), assignable contracts, including without limitation the Third-Party Huntcliff Contracts (except for those with respect to Third-Party Huntcliff Units that shall have been acquired by Huntcliff Seller prior to Closing and therefore become part of the definition of Huntcliff Summit), which have been entered into by the respective Seller in connection with the respective Facility, and all other personal property owned by the Seller of the respective Facility, used in connection with the respective Facility and now located upon the respective Facility, if any. A preliminary list of such tangible personal property (which shall include an approximate listing of furniture and fixtures owned by any of the Sellers and located in each Facility and the equipment owned by any of the Sellers and located in each Facility, the cost of which was approximately $5,000.00 or more) for each Facility shall be prepared by Seller during the Study Period and finalized prior to Closing and will be delivered by Seller to Purchaser. The respective Seller's interest in all such assignable contracts shall be assigned to Purchaser at Closing except for such contracts (other than the Third-Party Huntcliff Contracts) as to which Purchaser has given notice to Seller, not later than the end of the Study Period, of Purchaser's election not to take such an assignment. There shall be excluded from the Personal Property the matters described as the Excluded Personal Property on Exhibit H attached hereto.

                 (2) All other intangible rights and interests of Seller of the respective Facility relating to such Facility, including but not limited to licenses and permits of such Facility to the extent that they are transferable, and the name of such Facility to the extent Seller has a transferable right to said name. Seller agrees to cooperate, at the sole cost and expense of Purchaser, in the transferring of such licenses and permits to Purchaser.

         D. The Real Properties and all Personal Property may be referred to herein collectively as the "Property" or the "Properties".





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2.       No Liabilities.

         Except as provided for in this Agreement, Purchaser is assuming no liabilities attributable to Seller's operation or ownership of the Real Properties or any Personal Property therein, including liabilities to Seller's employees. Seller represents to Purchaser that all employees (the "Facility employees") employed at the Facilities are "at-will" employees, subject only to the terms of employment letters copies of which are attached hereto as Exhibit
S. Seller shall cause Laing Management Company ("Management"), the manager of the Facilities, to retain on its payroll all Facility employees other than those who resign or are terminated for "cause", and at Closing Purchaser shall offer employment to all identified by Seller as Facility employees during the Study Period or thereafter. All Facility employees rehired by Purchaser shall be immediately eligible under Purchaser's health care benefits plan.
Purchaser, however, may notify Seller prior to the expiration of the Study Period of any specific employee which Purchaser believes in its reasonable determination should be terminated for "cause", and Purchaser shall not be required to rehire such employee(s). For the purposes of this Section 2, "cause" shall be defined as dishonesty, willful and repeated violation of employment policies or Facility rules and regulations, resident neglect or abuse or felony criminal conviction. Seller shall indemnify and hold Purchaser and its officers, directors, stockholders, partners, employees and agents, harmless from and against any and all damages, liabilities, lawsuits, claims, causes of action, costs or expenses, including reasonable attorney's fees, asserted against them by employees or creditors of Seller, by third parties or by tenants of the Facilities, as a result of direct actions or failures of Seller. In the event of any such suit, claim, cause of action or other proceeding, Seller shall undertake and have responsibility for the full and complete defense thereof at Seller's sole cost and expense. It is expressly understood that Purchaser is not assuming any liabilities of Seller to Facility employees for any action or inaction of Seller prior to Closing. Purchaser shall indemnify and hold Seller and its officers, directors, stockholders, partners, employees and agents, harmless from and against any and all damages, liabilities, lawsuits, claims, causes of action, costs or expenses, including reasonable attorneys' fees asserted against them by employees or creditors of Purchaser, by third parties or by tenants of the Facilities, as a result of direct actions or failures of Purchaser subsequent to Closing. In the event of any such suit, claim, cause of action or other proceeding, Purchaser shall undertake and have responsibility for the full and complete defense thereof at Purchaser's sole cost and expense. Management is agreed to be an express third party beneficiary of the covenants of Purchaser set forth in this Paragraph 2. This Paragraph 2 shall survive closing as to all matters of which the respective obligee of any covenant set forth in this Paragraph 2 shall give notice to the obligor thereof not later than two and one half years (2.5 years) after the Closing Date, as hereinafter defined.

3.       Purchase Price and Deposit.

         A. The purchase price for the Property shall be Thirty Four Million and no/100 Dollars ($34,000,000.00) plus the Inventory Price (as hereinafter defined) and the Third-Party Huntcliff Unit Prices (as hereinafter defined) ("Purchase Price"). "Inventory Price" means Seller's book value, of all food or foodstuffs (collectively, the "Inventory") conveyed to Purchaser pursuant to this Agreement. "Third-Party Huntcliff Unit Prices" means, with respect to all Third-Party Huntcliff Units acquired by Huntcliff Seller under the terms of this Agreement





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
prior to Closing, the sum of the gross purchase prices for the acquisition of all such Units plus all reasonable costs and expenses paid or incurred by Huntcliff Seller in connection therewith.

         B. Purchaser shall deposit with Commonwealth Land Title Insurance Company, Washington D.C., (hereinafter referred to as "Escrow Agent") a deposit of One Hundred Thousand and no/100 Dollars ($100,000.00), with any accrued interest thereon, (the "Initial Deposit") within five (5) days of execution of this Agreement. The Initial Deposit will be refundable to Purchaser in the event that Purchaser terminates this Agreement during the Study Period (as hereinafter defined and hereinafter so called) or as provided for in Section 8.C herein below. Purchaser will also deposit with the Escrow Agent an additional deposit of Nine Hundred Thousand and no/100 Dollars ($900,000.00) on the last day of the Study Period, unless the Agreement has been duly terminated, which additional deposit shall be non-refundable except as set forth elsewhere in this Agreement. In the event that Purchaser shall be obligated to make said $900,000.00 deposit and fails to do so, the Initial Deposit shall be paid by Escrow Agent to Laing Properties, Inc., as full liquidated damages on behalf of the Sellers, whereupon this Agreement shall terminate and be of no further force and effect, except for those provisions that by their terms shall survive such termination. Escrow Agent will deposit said funds in an interest-bearing account at a federally-insured commercial bank, with interest to accrue to Purchaser. The Initial Deposit, the $900,000.00 deposit and any additional deposits contemplated by this Agreement, together with any and all accrued interest, may be referred to herein collectively as the "Deposit".

         C. At Closing, the Deposit shall be applied to the Purchase Price. Should Closing not occur, the Escrow Agent shall distribute the Deposit in accordance with the applicable provisions of this Agreement.

4.       Plans, Engineering, Title Examination and
         Operational Records and Other Documents to Purchaser.

         In consideration of the execution of this Agreement, the Seller agrees to cause to be provided to the Purchaser, at no cost, all items requested per
Exhibit I, within the period of time specified therein; provided, however, that the failure to provide any such item or any other matter contemplated by this Agreement shall not have the effect of extending the date of expiration of the Study Period or any other date provided for in this Agreement. It is also understood by the parties hereto that during the Study Period, Purchaser may request that other items be provided by Seller in addition to those specifically listed in Exhibit I, which items shall be provided if mutually agreed upon by the parties.

5.       Title.

         A. Purchaser shall obtain a Commitment for Title Insurance (the "Title Commitment"), committing to insure, upon the payment of a requisite premium at standard rates prevailing in the respective jurisdiction, that Purchaser shall acquire good and indefeasible fee simple title (except for the portions of Huntcliff Summit consisting of leasehold or other interests that do not constitute fee simple title) to the Real Properties, subject only to the Permitted





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
Exceptions, as defined herein. Prior to the expiration of the Study Period, Purchaser shall deliver a complete copy of the Title Commitment to Seller. Purchaser shall have until the expiration of the Study Period, as defined hereinbelow, within which to object, by written notice to Seller, to any exceptions to title (other than the Permitted Exceptions) set forth in the Title Commitment. Such objections shall be within Purchaser's sole discretion. If Purchaser fails to object to any such item by written notice to Seller prior to the expiration of the Study Period, Purchaser shall be deemed to have approved such item. If Purchaser objects to any such item by timely written notice to Seller, Seller shall have the right (without any obligation to do so, except as to monetary liens ("Seller Monetary Liens") created by any Seller to cure or attempt to cure Purchaser's objections to such item prior to the date of Closing. In the event Seller is unable to or elects not to cure any one or more of Purchaser's objections, Seller may notify Purchaser in writing of such election and request that Purchaser waive Purchaser's right to terminate this Agreement due to such objection(s). If Purchaser does not terminate this Agreement within ten (10) days of receiving such notice from Seller, Purchaser shall be deemed to have waived its right to terminate this Agreement due to such objections.

         B.      The term "Permitted Exceptions", as used herein, shall mean
(i) the lien of real estate taxes not yet due and payable, (ii) all matters revealed in the Title Commitment obtained by Purchaser other than Seller Monetary Liens and approved or deemed approved as provided hereinabove, (iii) all existing building, zoning and other city, state, county or federal laws, codes and regulations affecting the Properties, (iv) any existing utility easements serving any of the Properties or not materially interfering with the operation of any of the Properties, (v) any title exception created directly by any act or omission of Purchaser or its representatives, agents, employees or invitees, (vi) the matters set forth on Exhibit J attached hereto and (vii) rights of tenants.

         C. Title to the Real Properties shall be conveyed to Purchaser at Closing by Limited or Special Warranty Deed free and clear of any and all liens, mortgages, deeds of trust and security interests, and free and clear of any and all covenants, conditions, restrictions, easements, rights-of-way, licenses, unrecorded agreements and claims of any persons, encroachments, judgments or encumbrances of any kind whatsoever, except the Permitted Exceptions and all matters of record. Purchaser may, after the expiration of the Study Period, object to any exceptions to title (other than the Permitted Exceptions and those matters of record that were accepted by Purchaser prior to the end of the Study Period), whereupon Seller shall have the right (without any obligation to do so, except as to any Seller Monetary Liens) to cure or attempt to cure such objections on or prior to the date of Closing.

         D. If the Purchaser elects to have made a survey of the Real Properties, then any objections to title based upon such survey shall be governed by the above Paragraph 5.A. Any such objections shall be due to the Seller on the same date as the title objections are due, and the failure to deliver objections shall constitute a waiver thereof. Purchaser shall bear the cost of the entire premium and expenses for the Commitment, the Owner's policy of title insurance and any survey.





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
6.       Study Period.

         A. During the period beginning on the date of full execution of this Agreement and expiring on the earlier to occur of 60 days thereafter or September 26, 1996 (the "Study Period"), Purchaser shall have the right to review and evaluate the Real Properties, the Personal Property, the nature and extent of the Properties and operations and all rights and liabilities related thereto. Seller agrees to provide or make available to Purchaser and its authorized representatives for inspection upon request all books, records and other information concerning the Real Properties and the Personal Property in the possession of Seller. Without limiting the generality of the foregoing and the provisions of Section 4 hereinabove, Seller shall furnish or make available to Purchaser or its representatives as soon as possible the following which are in Seller's possession:

                 (1) Any contracts, leases and equipment agreements affecting the Real Properties or the Personal Properties, including contracts of employees of Seller currently working at the Real Properties;

                 (2)      Any licenses and permits currently held by Seller;
                          and

                 (3) Any current Certificates of Use and Occupancy for the Real Properties.

         B. In addition, during the Study Period and thereafter until Closing, Seller and its representatives shall reasonably cooperate with Purchaser at no cost to the Seller in conducting its evaluation of the Real Properties and introduce Purchaser to such persons other than tenants and occupants with knowledge of the Facilities as Purchaser shall reasonably request, including Facility employees. However, Purchaser shall not contact or otherwise communicate with any of the tenants or occupants of any of the Facilities whatsoever and shall contact or otherwise communicate with any of the staff members or other employees or others providing goods or services to any of the Facilities without the prior written consent of Seller's Senior Executives, as defined hereinbelow, which shall not be unreasonably withheld or delayed. The parties will prepare as soon as possible after the execution of this Agreement a joint communication to be delivered by Seller to the Facility employees.

         C. At any time during the Study Period, Purchaser shall have the right, in its sole discretion and for any reason or no reason, to terminate this Agreement and receive the return of the Initial Deposit (net of the sum of $100.00, which Escrow Agent shall pay over to Laing Properties, Inc. on behalf of Sellers as consideration for entering into this Agreement) and all accrued interest by providing written notice to Seller and Escrow Agent. Upon such notice, this Agreement shall terminate and be of no further force and effect, and the net Initial Deposit shall be promptly returned to Purchaser by Escrow Agent.

         D. Purchaser agrees to indemnify and hold harmless each of the Sellers from and against any and all liability, loss, cost, damage, lien or expense (including but not limited to attorney fees and costs of litigation) that any of the Sellers or Laing Land, Inc. shall suffer or incur as a result of the acts or omissions of Purchaser and those acting on its





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
behalf or at its request with respect to any of the Properties. This subsection shall survive Closing as to all matters of which any of the Sellers or Laing Land, Inc. shall give notice to Purchaser not later than two and one half (2.5) years after the Closing Date, as hereinafter defined.

7.       Actions Pending Closing.

         A. During the Study Period and prior to Closing, Seller undertakes and hereby covenants and agrees as follows:

                 (1) Subject to the provisions of Paragraph 12, Seller will maintain the Real Properties and the Personal Property in substantially their present condition, except for ordinary wear and tear and the use and consumption of Inventory and other items of Personal Property in the ordinary course of business.

                 (2) Except for the use and consumption of Inventory, Seller will not sell or dispose of, or cause to be sold or disposed of, all or any portion of the Real Properties or the Personal Property, during the Study Period, except as provided in (1) of this subparagraph and except in the ordinary course of business and for items having an aggregate value not in excess of $50,000.00, an aggregate per facility value not in excess of $10,000 or replaced with similar items, as needed.

                 (3) Seller shall cooperate with Purchaser to obtain consents of governmental officials regarding acquisition by Purchaser of necessary licenses and permits.

                 (4) Seller shall not enter into or materially modify any lease with respect to the Properties, make any material commitment, take any material action or incur any material obligation that burdens the title to any of the Properties, materially affects any contract that is to be assumed by Purchaser or materially alters the operations and/or the business conducted at the Properties, as operated and conducted by the respective Sellers without the prior written consent of Purchaser, other than in the ordinary course of business and, with respect to any agreement or lease, other than for a duration of one
                          (1) year or less. Nothing in this subsection shall preclude Seller from exercising its rights under the Guaranteed Buy Back Agreements with the owners of the Third-Party Huntcliff Units or their executors, administrators and personal representatives.

                 (5) Prior to the expiration of the Study Period, Seller shall provide to Purchaser copies of all licenses which are currently in force and effect at the Facilities and will provide notice to Purchaser upon any notice or receipt of any notice or revocation or suspension of said licenses.





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
         B. If any agreements, undertakings or covenants in Paragraph 7.A above shall be breached by Seller in any material respect prior to Closing, then Purchaser shall have the right, in its sole discretion (i) to waive the breach or (ii) to terminate this Agreement and receive a return of the Deposit.

8.       Conditions Precedent to Closing.

         A. The obligation of Seller to consummate the transactions contemplated herein shall be subject to the representations and warranties made by Purchaser hereunder being true and correct in all material respects and confirmed in writing on the date of Closing and the performance by Purchaser of all of its obligations under this Agreement.

         B. The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to the occurrence, satisfaction or waiver of the following conditions:

                 (1) Seller's Senior Executives (which term shall mean collectively Ned S. Holmes, James A. Gillespie, Joanna K. M. Bright and Robert R. Stubbs) shall have no actual (without investigation) knowledge of any suit, action, investigation, inquiry or other proceeding by any governmental authority or any other person, pending or threatened, which would have a material adverse effect on the Properties if adversely determined;

                 (2) If requested by Purchaser, the respective Seller shall deliver to Purchaser on the Closing Date originals or true copies of properly executed letters (or a form letter) (the "Tenant Letter") from Seller to all tenants under the Leases to be dated as of Closing, advising of the change of ownership and the transfer of deposits of such tenants;

                 (3) All other documents required hereunder for Closing shall have been executed and delivered by Seller and Purchaser.

                 (4) All representations and warranties made by Seller under this Agreement shall have remained true and correct in all material respects.

          C. In the event any condition precedent set forth in Paragraph 8.B., is not satisfied in full as of the date scheduled for Closing, as may be extended in accordance with such Section 9, the party in favor of whom such condition precedent is made may, in its sole discretion, (i) waive the condition in writing or (ii) declare this Agreement to be terminated, upon which the Deposit and all accrued interest shall be paid to the party entitled thereto and no party shall have any further obligation hereunder. In the event that, during the Study Period, any Certificate of Occupancy or assisted living or nursing care facility license applicable to any of the Facilities shall be revoked, suspended, or canceled, or if any certificate of licensure related to the operation of the Glens of Greenville shall be revoked, suspended or canceled, then Purchaser, by notice to Sellers given on or before the end of the Study Period, may terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser; provided, however, that if any such revocation, suspension or cancellation (collectively the "Revocation") shall occur during the last five (5) calendar days of the Study Period, then Purchaser shall have until 5:00pm., Atlanta time, on the fifth (5th) calendar day after the date the Revocation occurs, to exercise the termination right set forth in this sentence but only on account of the Revocation. In the event that Revocation occurs after the Study Period, then Purchaser, by notice to the Sellers given within five (5) calendar days (the "Response Period") after notice from any Seller to Purchaser of the Revocation, may terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser; if, in such event, Purchaser does not so terminate this Agreement, then Sellers, by notice to Purchaser given on or before the third (3rd) day after the Response Period, may terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser. The provisions of Paragraph 25.K of this Agreement shall not apply to the time periods set forth in this Paragraph.

9.       Closing.

         A. Closing of the transactions contemplated hereby shall take place on a date (the "Closing Date") which is the earlier to occur of (a) 30 days after the expiration of the Study Period or (b) October 31, 1996, or at an earlier date at the option of Purchaser exercised by not fewer than ten days' prior written notice to Seller, at the offices of Commonwealth Land Title Insurance Company, 1828 L Street, N.W., Suite 725, Washington D.C., 20036, or such other location as the parties may agree upon prior to Closing. Purchaser may extend the Closing Date to and including December 3, 1996 by depositing with Escrow Agent on or before October 29, 1996 an additional non-refundable deposit in the amount of Two Hundred and Fifty Thousand and no/100 Dollars ($250,000), which shall be deemed to be a part of the Deposit.

         B. At Closing, each Seller shall execute (or cause to be executed), where appropriate, and deliver the following documents to Purchaser with respect to such Seller's respective Facility:

                 (1) The confirmation of the representations and warranties of Seller in substantially the form(s) attached hereto as Exhibit K;

                 (2) Bill of Sale in substantially the form(s) attached hereto as Exhibit L (the "Bill of Sale");

                 (3) Limited or Special Warranty Deed in substantially the form(s) attached hereto as Exhibit M (the "Deed");

                 (4) Assignment and Assumption Agreement in substantially the form(s) attached hereto as Exhibit N (the "Assignment and Assumption Agreement");

                 (5)      The Tenant Letter (see subparagraph 8.B(2));





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
                 (6) All plans, specifications and blueprints relating to the Real Properties that are in the respective Seller's possession and have not previously been forwarded to Purchaser (to be delivered at the place of Closing or at the respective Facility);

                 (7) Affidavit regarding mechanics' liens and possessory rights in substantially the form attached hereto as Exhibit O;

                 (8) To the extent in the respective Seller's possession, keys to all improvements and to any lock which exists for the Building (to be delivered at the respective Facility);

                 (9) Any modifications of any existing leases or any agreements entered into by Seller which are permitted under Section 7.A(4) regarding the operation of the Buildings which have not previously been supplied to Purchaser and which are in the possession of Seller;


                 (10) A subordination agreement, under which the current holder of that certain Deed to Secure Debt dated May 31, 1993 by George L. Aulbach and Gertrude Frisby Aulbach in favor of Huntcliff, a Georgia general partnership, agrees to subordinate its lien on the Third-Party Unit owned by the Aulbachs to any assessment lien placed on such Unit by the Association (as hereinafer defined);

                 (11) An affidavit of non-foreign status and a corporate resolution and incumbency certificate for each Seller with regard to the transfer of the Property; and

                 (12)     A closing statement.

         C. At Closing, Purchaser shall execute (where appropriate), cause to be executed and/or deliver the following:

                 (1)      The Purchase Price in cash;

                 (2) The confirmation of the representations and warranties of Purchaser and possessory rights in substantially the form attached hereto as Exhibit P;

                 (3) The Assignment and Assumption Agreement (in five counterparts);

                 (4) An indemnification agreement executed by Purchaser and Sunrise Assisted Living, Inc. with respect to any Third-Party Huntcliff Units required to be acquired by any of the Sellers or any parent company or affiliate thereof in substantially the form attached here to as Exhibit T;

                 (5) A consent by Purchaser to any future leasing of any Third-Party units acquired by any of the Sellers or any parent company or affiliate thereof in substantially the form attached hereto as Exhibit U; and

                 (6)      A closing statement.

         D. At Closing, Huntcliff Seller shall cause all of the officers and all but one of the directors of Huntcliff Summit Condominium Associates, Inc. (the "Association"), to resign and shall cause the remaining director to execute a consent appointing three individuals to be named by Purchaser as new directors of the Association, whereupon said remaining director shall submit his or her resignation as a director of the Association. In the event that Purchaser shall fail to name the three aforesaid individuals, the said remaining director may nevertheless submit the aforesaid resignation. Also at Closing, Purchaser shall cause the Association to execute, for the benefit of the Sellers, any affiliated or parent company thereof and all directors, officers, members, employees and agents thereof, an agreement whereby the Association agrees to indemnify and hold harmless said benefitted parties against any and all liability, loss, damages, cost or expense, including but not limited to attorney fees and litigation costs, that any of them may incur or be threatened with in respect of the Association and its activities.

10.      Certain Credits, Charges and Prorations.

          A. All general real estate taxes and personal property taxes for the current year with respect to the Real Properties and the appurtenant Personal Property shall be prorated through the date of Closing and all general real estate taxes and personal property taxes for all prior years shall be paid in full by Seller at or prior to Closing. Any Seller or Laing Land, Inc. may contest or continue to contest any such taxes, and upon the conclusion thereof appropriate prorations thereof, if any, shall be made by Purchaser and such Seller. Seller shall pay, or credit to the Purchase Price at the option of Purchaser, all special assessments, if any, constituting a lien against any of the Properties, prorated over the useful life of the respective improvement as of Closing Date, that pertain in any way to the Real Properties or the Personal Property. Seller represents and warrants, to the actual knowledge of Seller's Senior Executives, that it has no knowledge or notice of any pending assessments, or any threatened public improvements which could result in additional assessments being levied against the Real Properties or the Personal Property nor, except as set forth on Exhibit V attached hereto, has Seller received any notice of reassessment of the Property. Seller shall pay all accrued and unpaid water, sewer and other utility charges, prorated through the date of Closing, such payment to be made after Closing when bills are available. Seller shall also be responsible for paying all accrued vacation, sick leave, salary and other payments, including the employer portion of payroll tax and other withholdings, earned by Facility employees to be rehired by Purchaser, which shall be prorated through the date of Closing and shall either be paid by Seller directly to the Facility employees or will be credited to the Purchase Price; provided that no vacation accruals of over eighty (80) hours will be accepted by Purchaser. This subparagraph 10.A shall survive Closing as to all matters of which Purchaser shall notify Sellers not later than two and one half (2.5) years after the closing date.

          B. Purchaser shall pay the cost of recording the Deeds, all costs of the title company selected by Purchaser to insure title and Purchaser's attorneys' fees and costs. The cost of all County and State transfer, recording or similar taxes (including without limitation documentary stamp taxes), as well as the cost of any releases of Seller Monetary Liens encumbrances or other title exceptions to be removed prior to Closing, shall be shared equally by the parties.

11.      Income and Expenses.

         A. All income and expenses of the Properties shall be prorated on a daily basis between the Seller and the Purchaser as of midnight of the date of Closing or such other date as the parties agree in writing (the "Proration Date"). Such items to be prorated shall include, without limitation:

                 (1)      Rents and income, if any;

                 (2)      Utility charges, if any;

                 (3)      Payments under service agreements, if any;

                 (4) Periodic charges or fees assessed by any governmental authority, if any; and

         B. Any escrow accounts held by any utility companies shall be either paid to the Seller or, if assigned to the Purchaser, Seller shall receive a credit at Closing for any such deposit.

         C. The Purchaser shall receive income from the Properties attributable to the period after the Proration Date and shall be responsible for all expenses of the Properties attributable to the period after the Proration Date. The Purchaser shall use its best efforts to assist the Seller in collecting all accounts receivable, including accounts receivable for rent, which are attributable to the period up to and including the Proration Date and which remain outstanding on the date of Closing; however, Purchaser shall not be obligated to assist in instituting any lawsuit or to terminate any lease or resident agreement. This subparagraph shall survive Closing. In the event Seller receives any payment from a resident for rent due for any period after 12:01 am on the date of Closing, Seller shall forward such payment to Sunrise. In addition, in the event Seller has received any pre-paid rent or any security deposits from a resident for any period after midnight on the date of Closing, Seller shall forward such pre-paid rent and or security deposits to Purchaser.

         D. The parties agree that a final list of all food inventory located at Huntcliff and Northshore shall be prepared by Seller as of the date of Closing.

         E. The parties agree that any amounts which may become due under this Section 11 shall be paid at Closing as can best be determined. A post-Closing reconciliation of such pro-rated income and expenses shall be made by the parties thirty (30) days after Closing, and any additional amounts determined to be owing shall be promptly forwarded to the respective party in a lump sum payment. A second determination of any amounts due under this Section 11 shall be made sixty (60) days after Closing and any amounts due at that time shall be forwarded to the respective party in a lump sum payment. Any additional amounts which may become due after the second determination shall be forwarded at the time they are received.

         12.     Risk of Loss.

         A. Risk of loss shall remain with Seller until delivery of the Deed and Bill of Sale at Closing. Seller shall notify Purchaser, within a reasonable time after the occurrence thereof, of any substantial damage to or destruction of all or any substantial portion of any of the Real Properties or any condemnation or taking by eminent domain of any substantial portion of any of the Real Properties. In the event of any damage to any of the Real Properties or any condemnation or taking by eminent domain of any of the Real Properties, Purchaser, provided it proceeds to Closing and there is no reduction in the Purchase Price agreed to by Seller and Purchaser, shall be entitled to all condemnation awards or insurance proceeds (less costs of restoration paid or incurred by Seller) received by Seller on account of such condemnation, damage or destruction if proceeds are payable after Closing. If proceeds are paid before Closing, said proceeds (less costs of restoration paid or incurred by Seller) shall be deducted from the Purchase Price at Closing and Purchaser shall purchase the Properties subject to said damage or destruction. Purchaser shall have no right to participate in any proceedings with respect to condemnation or insurance matters pending prior to Closing; provided, however, in the event Purchaser shall be entitled to condemnation or insurance proceeds, the pending condemnation or insurance proceedings shall become the responsibility of Purchaser from and after Closing. Any proceedings with respect to condemnation or insurance matters pending at Closing will be assigned to Purchaser, with liabilities therefor assumed by Purchaser at Closing. Any such proceedings commenced after Closing will be Purchaser's responsibility. Purchaser shall have the further right to insure its equitable interest prior to Closing in the amounts and to the extent it deems necessary.

         B. For the purposes of the above Paragraph 12.A, a "substantial portion" of any of the Real Properties shall be deemed to include any taking or damage by casualty equal to or greater than twenty percent (20%) of the gross number of square feet contained in the Building and shall not include any taking of less than twenty percent (20%) of the Building. If less than a substantial portion of any of the Real Properties shall be damaged or destroyed by a casualty or taken in condemnation or under the right of eminent domain before the Closing Date, then the parties shall proceed to close the transaction contemplated herein, and any proceeds actually received by the Seller attributable to any of the Real Properties from such casualty, condemnation or eminent domain (less costs of restoration paid or incurred by Seller) and any right the Seller may have to receive proceeds attributable to any of the Real Properties from such casualty, condemnation or eminent domain (less costs of restoration paid or incurred by Seller with Purchaser's prior approval) shall be delivered or assigned to the Purchaser at Closing or as soon as available, and there shall be no reduction in the Purchase Price.

         C. The Purchaser shall have the right to terminate this Agreement within ten (10) days after notice of such damage, destruction or condemnation of all or any substantial portion of any of the Real Properties as described in the above Paragraph 12.A. If the Purchaser does not elect to terminate this Agreement, the Purchaser shall be obligated to consummate this transaction.

13.      Representations and Warranties of Seller.

         A.      Seller hereby represents and warrants to Purchaser as follows:

                 (1) Seller has full power and authority to execute this Agreement, to transfer the Real Properties and the Personal Properties, and to perform the other obligations of the Seller hereunder.

                 (2) To the actual knowledge, without investigation, of Seller's Senior Executives, the execution and performance of this Agreement does not violate the terms or conditions of any other agreement to which Seller is a party that will affect any of the Properties upon Closing;

                 (3) All material contracts for services relating to the Real Properties, the Personal Property, or the operation of the Buildings, to which Seller is a party or is bound, which materially impacts the operations and/or business conducted at the Properties, have been or will have been furnished to Purchaser within ten (10) days of the date of this Agreement and are terminable by Purchaser with not more than thirty (30) days written notice and are currently in full force and effect and are assignable to Purchaser, except as identified in a notice to Purchaser given by any of Seller's Senior Executives on Exhibit Q, which will be attached hereto within ten (10) days of the date of this Agreement;

                 (4) To the actual knowledge, without investigation, of Seller's Senior Executives, there are no suits, actions or proceedings threatened or likely to result in any material suit, action or proceeding that burdens the title to any of the Properties, materially affects any contract that is to be assumed by Purchaser or materially alters the operations and/or the business conducted at the Properties to the Real Properties.

                 (5) To the actual knowledge, without investigation, of Seller's Senior Executives, there will be as of Closing no contingent or other liabilities of the Seller, whether as maker, obligor, guarantor, surety or otherwise, which could materially affect the value of or Purchaser's title to the Real Properties or the Personal Properties following Closing.

                 (6) To the actual knowledge, without investigation, of Seller's Senior Executives, the Properties are zoned such that it will permit the operation of an independent and/or assisted living facility as is appropriate to the specific Properties.

                 (7) To the actual knowledge, without investigation, of Seller's Senior Executives, the Properties are presently served with County utilities, and Seller has no knowledge of any proposed or threatened discontinuation of such service.

                 (8) To the actual knowledge, without investigation, of Seller's Senior Executives, and except for substances used in the operation of the Facilities, during Sellers' ownership of their respective Properties, no person or entity has engaged in, nor will Seller knowingly permit on the Properties, any activity on the Properties that could lead to the imposition of liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or in any other federal, state or local law governing hazardous substances, as such laws may be amended from time to time, on any such person or entity, or on Seller or Purchaser; provided, however, that no representation or warranty is made with respect to the underground storage tank formally located at Northshore or any matter mentioned in any environmental assessment report delivered or to be delivered to Purchaser pursuant to this Agreement

         B. Any material breach of any representation or warranty contained herein which is not cured prior to Closing shall constitute a breach of this Agreement, entitling Purchaser to exercise the rights and remedies contained in Paragraph 21 hereof.

14.      Representations and Warranties of Purchaser.

         A.      Purchaser represents and warrants as follows:

                 (1) To the best of Purchaser's knowledge and belief, the execution and performance of this Agreement do not violate the terms or conditions of any other agreement to which Purchaser is a party.

                 (2) Purchaser has full power and authority to execute this Agreement and to purchase the Properties;

         B. Any material breach of any representation or warranty contained herein which is not cured prior to Closing shall constitute a breach of this Agreement, entitling Seller to exercise the rights and remedies contained in Paragraph 21 hereof.

15.      Intentionally Left Blank.

16.      Costs.

         Each party shall pay the costs and expenses of its legal counsel, accountants and other agents and personnel in respect to all aspects of the transaction contemplated hereby; provided, however, that Purchaser shall pay all fees and other charges (KPMG Peat Marwick) relating to audited financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). Purchaser does hereby waive and relinquish any right Purchaser may have to rely upon any warranties or representations or statements made by anyone to said accountants, or any other person, firm, company or corporation, in connection with financial statements, both audited and unaudited. Purchaser and Sunrise Assisted Living, Inc. ("Parent"), being the parent company of Purchaser, jointly and severally agree, for the benefit of Sellers, any affiliated or parent company thereof and all directors, officers, members, employees, and agents thereof, to indemnify and hold harmless said benefited parties against any and all liability, loss, damage, cost or expense, including but not limited to attorney fees and litigation costs, that any of them may incur or be threatened with on account of or in any manner relating to any such warranty, representation or statement relating to presentation of financial statements in accordance with U.S. GAAP methodology, and the provisions of this sentence shall survive Closing and the conveyances contemplated herein.

17.      Brokers.

         Seller and Purchaser warrant to each other that there is no real estate broker or agent acting on behalf of the respective warranting party in connection with this transaction. Each party warrants and represents to the other that no such real estate broker or agent has been involved in negotiations leading to the execution of this Agreement and that no commission is owed to any such broker or agent as a result of the action of such party. Each party agrees to hold the other harmless from any loss, cost or charge (including reasonable attorneys' fees), arising from the assertion by any such broker or agent that any fee or commission is owed because of the acts or agreement of such party. This paragraph shall survive Closing or the termination of this Agreement.

18.      Notices.

          All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given only if delivered by hand or sent by recognized overnight or next business day courier service:

         If to Seller:

                 c/o Laing Properties, Inc.
                 Suite 555
                 5901-B Peachtree-Dunwoody Road
                 Atlanta, Georgia  30328

                 Attn:  Mr. Robert R. Stubbs, House Counsel
                 Telephone:  770/551-3478
                 Telecopier: 770/551-3462

                                 and

                 Attn:  Ms. Joanna K. M. Bright, Chief Financial Officer
                 Telephone:  770/551-3421
                 Telecopier: 770/551-3459

         with a copy to:

                 Sutherland, Asbill & Brennan
                 Suite 2300 First Union Plaza
                 999 Peachtree Street
                 Atlanta, Georgia  30309-3996
                 Attn:  Mr. J. Patton Hyman, III
                 Telephone:  404/853-8095
                 Telecopier: 404/853-8806

         If to Purchaser:

                 Sunrise Development, Inc.
                 9401 Lee Highway, Suite 300
                 Fairfax, Virginia 22031
                 Attn:  Mr. Dan Gorham
                 Telephone:  703/352-6657
                 Telecopier: 703/273-7501

         With a copy to:

                 Alston & Bird
                 One Atlantic Center
                 1201 West Peachtree Street
                 Atlanta, Georgia   30309-3424
                 Attn: Mark C. Rusche
                 Telephone: 404/881-7000
                 Telecopier:404/881-7777

or to such other person or place as notice of the name and address of which shall have been furnished in writing to each of the other parties hereto. All notices shall be deemed to have been timely given when hand-delivered to the addressee prior to the close of business, or deposited with a recognized overnight or next business day courier service, on or before the date on which such notice is required or permitted to be given.

19.      Further Assurance.

         Each of the parties hereto will, after Closing, without any cost or expense to the performing party, execute and deliver, or cause to be executed and delivered, to such other party such further instruments of transfer and conveyance as may reasonably be requested to more effectively consummate the transfers and conveyances contemplated by this Agreement.

20.      Assignment.

          This Agreement may not be assigned, in whole or in part, by any of the parties hereto without the written consent of all other parties, provided that Purchaser may assign its rights and obligations to any entity owned or controlled by Sunrise Assisted Living, Inc., and such entity, upon assuming all obligations of Purchaser under this Agreement, shall be a permitted assignee hereunder. In the event of an assignment, the assignee shall then become a party to and be bound by this Agreement, with all rights, privileges and protections afforded hereunder. No such assignment shall relieve Purchaser of its obligations under this Agreement. There shall be no third party beneficiary of this Agreement, except as expressly set forth in this Agreement.

21.      Remedies Upon Default.

         A. If Seller materially defaults on any of its obligations hereunder, or if the conditions precedent to the Purchaser's obligations as provided in this Agreement have not been met or have not occurred, the Purchaser may, as its sole remedy hereunder, by serving notice in writing upon the Seller in the manner provided in this Agreement, either:

                 (1) Terminate this Agreement and declare it null and void and receive a refund of the Deposit, together with all interest earned thereon; or

                 (2)      Seek specific performance against the Seller; or

                 (3) Bring suit for all damages, but only with respect to Seller's obligation indemnify Purchaser for breach of the Representations and Warranties of Seller set forth in Paragraph 13.A (1), (2), (4), and (5) and obligations to indemnify Purchaser as set forth in Paragraphs 2 and 10.A provided that Purchaser has acquired properties, suffered by Purchaser due to any material misrepresentation of Seller under the terms of this Agreement, and recover all of Purchaser's costs and expenses, including reasonable attorneys' fees incurred as a direct result of such misrepresentation; or

                 (4) Waive any such conditions or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no conditions or defaults and without any reduction in the Purchase Price and without any further claim against the Seller therefor; or

                 (5) If the default is the failure of Seller to pay off a Seller Monetary Lien on the Property, Purchaser may pay off such lien at Closing and deduct the pay off amount from the Purchase Price.

                 Except as set forth above, Purchaser dose hereby waive any and all rights that Purchaser may have to sue Sellers or any of them for damages for any reason whatsoever under or by virtue of this Agreement.

         B. If the Purchaser shall default (except with respect to any obligation of Purchaser to indemnify and hold harmless Seller and others ) in the performance of any of its obligations hereunder, the Seller may, as its sole remedy hereunder, by serving notice in writing upon the Purchaser in the manner provided in this Agreement, receive the Deposit and all interest thereon as its complete liquidated damages and sole remedy and not as a penalty or forfeiture (actual damages being difficult or impossible to measure) and neither party shall have any further claim against the other. Said liquidated damages are the parties' best estimate of such damages. Seller's receipt of the Deposit is intended not as a penalty but as full liquidated damages pursuant to Official Code of Ga. Ann. Section 13-6-7.

         C. In no event shall Escrow Agent disburse all or any part of the Deposit or any interest thereon except upon the joint written instructions of Seller and Purchaser.

22.      Confidentiality.

         No press release or public dissemination of the transaction contemplated herein shall be made before the Closing has occurred, unless upon the prior written agreement of the parties hereto; provided, however that Purchaser or Seller may disclose this transaction if and to the extent necessary to comply with securities laws. Purchaser shall provide Seller with a copy of any press release to be issued by Purchaser as required under the securities laws, as soon as reasonably possible prior to such release. Either party may issue press releases or public dissemination of the transaction upon the completion of the Closing, without the consent of the other. Until Closing, Purchaser shall maintain the confidentiality of all information (the "Information") obtained from the Sellers, their managing agents, past or present employees and representatives with respect to the Properties and the ownership, operation and management thereof, shall not directly or indirectly disclose any of the Information or permit the disclosure of any of the Information to any person or entity except professional advisers who have agreed to maintain such confidentiality, and shall not use the Information for any purpose other than evaluating the purchase and sale contemplated by this Agreement. Nothing contained herein shall prevent Purchaser's producing the Information pursuant to any court order or subpoena that Purchaser, on advice of counsel, believes to be bona fide, and in such event Purchaser shall give the Sellers immediate written notice of receipt of such order or subpoena, detailing the specific Information sought and for whom it is to be produced, so that Sellers (or any of them) and/or Laing Properties, Inc. (which is agreed to be an express third party beneficiary of this Paragraph) may seek a protective order or other appropriate remedy. Purchaser shall produce only that portion of the Information that Purchaser is advised by counsel that it is required to disclose and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded to any Information so released. All of the Information is proprietary to Sellers and Laing Properties, Inc.



23.      Indemnification of Escrow Agent.

         Seller and Purchaser each hereby indemnify and hold harmless Escrow Agent from and against one half of any and all cost or expense arising in its connection with their acting in its capacity as Escrow Agent. A copy of the Escrow Agreement is attached hereto as Exhibit R.

24.      Advice of Counsel and Construction.

         All parties to this Agreement have been represented by counsel or have had the opportunity to be so represented. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by both parties.

25.      Miscellaneous.

         A. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and all prior oral discussions or agreements are merged herein.

         B. Survival. Except as specifically provided in this Agreement, the provisions of this Agreement shall not survive Closing or conveyance of the Real Properties and the Personal Property and any other instruments of conveyance.

         C. Singular and Plural Genders. The singular shall be substituted for the plural, and vice versa, and any gender or the neuter for any other gender, as appropriate.

         D. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only, and shall not constitute a part of or limit the content of any paragraph.

         E. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective estates, heirs, executors, representatives, successors and assigns, subject to the provisions of Paragraph 20.

         F. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

         G. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         H. Exhibits. The exhibits attached to this Agreement are incorporated in this Agreement as though fully set forth herein.

         I. Waivers and Amendments. No purported waiver or amendment of any provision of this Agreement shall be valid unless in writing signed by the person against whom such waiver is sought to be enforced. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach or of a subsequent breach of the same or any other term, covenant or condition herein contained. Each party hereto reserves the right to waive, in whole or in part, any provision hereof that is for the benefit of such party.

         J. Time of Essence. Time is of the essence of each and every provision of this Agreement.

         K. Calculation of Time. If any time period under this Agreement ends on a day other than a Business Day, then such time period shall be extended until the next Business Day. The term "Business Day" (or, in the plural, "Business Days") shall mean Monday through Friday excluding holidays recognized by the State of Georgia or the Commonwealth of Virginia.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written for the uses and purposes herein contained.


                                        SELLER:


                                  Laing Huntcliff, L.L.C.

                                  By: /s/ JAMES A. GILLESPIE
                                     ------------------------------------
                                  Name:  James A. Gillespie
                                       ----------------------------------
                                  Title: Executive Vice President
                                        ---------------------------------


                                  Laing Northshore, Inc.

                                  By: /s/ JAMES A. GILLESPIE
                                     ------------------------------------
                                  Name:  James A. Gillespie
                                       ----------------------------------
                                  Title: Executive Vice President
                                        ---------------------------------

                                  Laing Amcare Augusta, Inc.


                                  By: /s/ JAMES A. GILLESPIE
                                     ------------------------------------
                                  Name:  James A. Gillespie
                                       ----------------------------------
                                  Title: Executive Vice President
                                        ---------------------------------



                                  Laing Amcare Columbus, Inc.

                                  By: /s/ JAMES A. GILLESPIE
                                     ------------------------------------
                                  Name:  James A. Gillespie
                                       ----------------------------------
                                  Title: Executive Vice President
                                        ---------------------------------



                                  Laing Greenville, Inc.

                                  By: /s/ JAMES A. GILLESPIE
                                     ------------------------------------
                                  Name:  James A. Gillespie
                                       ----------------------------------
                                  Title: Executive Vice President
                                        ---------------------------------



                                  Laing Land, Inc.

                                  By: /s/ JAMES A. GILLESPIE
                                     ------------------------------------
                                  Name:  James A. Gillespie
                                       ----------------------------------
                                  Title: Executive Vice President
                                        ---------------------------------

                                  PURCHASER:

                                  Sunrise Development, Inc.,
                                  a Virginia corporation

                                  By: /s/ THOMAS B. NEWELL
                                    ---------------------------------
                                  Name:   Thomas B. Newell
                                       ------------------------------
                                  Title:  President
                                        -----------------------------


                                  Sunrise Assisted Living, Inc.
                                  a Delaware corporation

                                  By: /s/ DAVID F. FAEDER
                                    ---------------------------------
                                  Name:   David F. Faeder
                                       ------------------------------
                                  Title:  Executive Vice President
                                        -----------------------------